EXHIBIT 99.1

                                                      NEWS RELEASE
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Sitestar Corporation
15303 Ventura Blvd., Suite 1510
Sherman Oaks, California 91403
(818) 380-8180 Telephone
(818) 380-8188 Facsimile
http://www.sitestar.com

November 26, 2001

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION
PLEASE CONTACT CLINTON J. SALLEE  (818) 380-8180 csallee@sitestar.com

          SITESTAR REPURCHASES 10.6 MILLION SHARES OF ITS COMMON STOCK

     Sherman Oaks, CA -- (BUSINESS WIRE) - Nov. 26, 2001 -- Sitestar Corporation (OTC BB: SYTE), a technology investment company, today announced that it has repurchased approximately 10.6 million shares of its common stock from various shareholders through privately negotiated transactions. The stock repurchase was finalized at the end of business on November 19, 2001.

     Sitestar's board had previously authorized the repurchase of 350,000 shares of the Company's common stock. The board subsequently authorized the repurchase of an additional 12 million shares of the company's common stock.

     "We are excited about this recent stock repurchase and we believe that this demonstrates management's conviction about the long-term viability and potential of the Company," commented Clinton J. Sallee, Sitestar's president and chief executive officer. "Our stock price has been tremendously undervalued for some time now and we feel that we've been trading at an unjustifiably very low valuation in spite of our recent operational success. Therefore, we did not hesitate to take advantage of this opportunity and will continue to do so as opportunities arise," added Sallee.

     This recent stock repurchase represents about 11.5% of Sitestar's fully diluted total shares outstanding.

About Sitestar

     Sitestar is a publicly held investment company that acquires and invests in emerging technology-based enterprises. Its primary focus is the acquisition of small independent Internet Service Providers in the rural and secondary markets of the mid-Atlantic region of the United States. Sitestar's wholly owned subsidiaries provide narrow and broadband Internet access, electronic infrastructure development, Web-hosting and design services and other technology-related solutions to residential and business users.


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     Sitestar's wholly owned subsidiaries include Sitestar.net, Lynchburg.net,
Computers By Design and Advanced Internet. Sitestar also has a majority stake in TriVantage Group (OTC BB: TVGE- news), its content development services division.

Statements regarding financial matters in this news release other than historical facts are "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the company's future expectations, including future revenues and earnings, the anticipated stock dividends and all other forward-looking statements, be subject to the safe harbors created thereby. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

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